                                    SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]      Filed by the Registrant
[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Sec. 240.14a-12



               Lincoln National Convertible Securities Fund, Inc.
       -----------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)




  -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

[ ]  Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------------

     3)   Filing Party:

          ------------------------------------------------------------------

     4)   Date Filed:

          ------------------------------------------------------------------

               LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
                               ONE COMMERCE SQUARE
                             PHILADELPHIA, PA 19103


                     TIME IS SHORT - PROTECT YOUR INVESTMENT


                                                                   June 13, 2001

Dear Shareholder:
         We are aware that you have already received numerous letters and calls regarding Mr. Goldstein's hostile attempt to win board seats and impose his own personal agenda on your Fund's operations. We apologize for writing to you again, but we believe that the dangers posed by the dissident require that we respond to his campaign of misinformation and half-truths. Above all else, we want to make certain that you are well informed so that you may vote in your own best interest.

                           THE FACTS: PLAIN AND SIMPLE

         We were disappointed to read Mr. Goldstein's latest letter which again attempts to distort the facts in an attempt to get your vote. We have faith in your ability to see through Mr. Goldstein's rhetoric and tactics, and in your ability and interest in voting to protect your investment. We urge you, since time is of the essence, to take but a moment to sign, date and mail your WHITE proxy card. Please act today!

                YOUR BOARD HAS TAKEN AGGRESSIVE AND RESPONSIVE
                ACTION TO ENHANCE THE VALUE OF YOUR INVESTMENT.

         On reaching your determination on how to vote, I ask you to remember three plain and simple facts:

   FACT: Your Fund is outperforming its peer group and relevant indices by a wide margin in 2001. Rebounding strongly from last year's difficult markets, this year your shares have posted a market return of 11.7% through May 31, 2001(1). In addition, your Fund has posted a year-to-date NAV return of 5.15% through May 31, 20011, outperforming the Lipper Convertible Closed-End Fund Average by 1.31% and the Merrill Lynch Convertible Index by 6.59% over the same period.

   FACT: Your Fund has slashed management fees by 34% to offset the expenses associated with the litigation and proxy contest started by Mr. Goldstein. Working with your investment adviser, which agreed to the fee waiver, Fund shareholders are expected to benefit by almost one-half million dollars.(2)

------------
1  Assumes reinvestment of dividends.
2 Fee waiver in effect for period from 7/1/01 through 12/31/02. Assumes the Fund maintains its current asset level of $109 million through 12/31/02. Because the management fee is calculated as a percentage of net assets, the actual dollar amount of the fee waiver may be more or less, depending on changes in the level of Fund assets.

   FACT: Your Fund's share repurchase program has contributed to a dramatic reduction in the Fund's discount. Since we implemented the program, the Fund's discount has fallen from 23.8% to an average discount of 12.2%(3) - clear evidence of the share repurchase program's effectiveness.

         Regardless of how you look at it, the unvarnished facts are plain and simple: your Directors have managed the Fund successfully and in the best interests of all shareholders.

         As we have told you, Mr. Goldstein's ill-advised proposal to open-end your Fund could have serious negative consequences for your investment. Are you willing to assume the risks - increased operating expenses, redemptions forcing the sale of securities at inopportune times, negative tax effects, imposition of sales charges, the loss of our NYSE listing and the possibility that your cash dividend will be reduced - all so that Mr. Goldstein can quickly sell his shares for a short-term, one-time modest gain?


         Finally, your Board of Directors best operates and has achieved success as a cohesive unit pulling together in the same direction and representing the interests of all shareholders - not just a select few. In light of Mr. Goldstein's negative rhetoric and continued attacks, do you believe he will be an effective director, representing the best interests of all shareholders, or will he look out for himself and his clients? You be the judge.

         Your many expressions of support are deeply appreciated and have energized us through this hostile proxy contest. We will continue to devote our efforts to working on behalf of all shareholders and enhancing the return on your investment. We urge you to sign, date and mail promptly your WHITE proxy card.

         Again, thank you.  And please vote.

                                           Sincerely,


                                           /s/   David K. Downes
                                           --------------------------
                                           David K. Downes
                                           President


                     YOUR VOTE IS IMPORTANT & TIME IS SHORT

YOUR VOTE CAN MAKE THE DIFFERENCE AND HELP ENSURE THAT YOUR FUND CONTINUES TO OPERATE IN YOUR BEST INTEREST. DON'T LET SOMEONE ELSE DECIDE WHAT IS BEST FOR YOU AND YOUR INVESTMENT. REMEMBER, IT'S YOUR MONEY. TAKE JUST ONE MINUTE TO VOTE
- PLEASE SIGN, DATE AND MAIL YOUR WHITE PROXY CARD. TIME IS SHORT, SO PLEASE ACT TODAY.

               IF YOU HAVE QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL D. F. KING & CO., INC., TOLL-FREE, AT 1-800-628-8536.

--------

3 On a year to date basis through May 31, 2001. The discount has also been as low as 8.14% this year.